Exhibit 99.1

MedPro Safety Products Acquires Fully Passive Safety Catheter

Device is the only fully passive intravenous catheter safety sharp system and requires no clinician retraining to administer IVs

Lexington, KY – January 13, 2010 – MedPro Safety Products, Inc. (OTCBB: MPSP), a leading developer of transformational technologies that enable safer medication delivery and blood collection, has agreed to acquire product development rights for a unique, fully passive safety intravenous catheter from a company owned by Hooman Asbaghi and Don Millerd.  Mr. Asbaghi is the inventor of MedPro’s fully-passive phlebotomy collection devices, which include two versions of a safety blood collection holder and a safety blood collection set.  In November 2009, Mr. Asbaghi entered into an exclusive agreement with MedPro to provide the Company with R&D, market research, product design and development, engineering and other product services.  This acquisition provides MedPro with another addition to its proprietary portfolio of passive safety medical devices.

“When brought to the market, the Passive Safety IV Catheter is expected to be the only fully passive catheter sharp meeting a currently unmet need in intravenous infusion,” said Walter Weller, MedPro President and COO. “This device enables MedPro to address a new, significant market for our company, estimated at a minimum of 200 million units over the first five years.  The Passive Safety IV Catheter broadens our product portfolio to nine systems, all of which are designed to provide healthcare providers with superior needlestick risk management through the use of products designed with passive safety features.  We intend to sell the catheter through a major medical device manufacturer or distributor.  We are currently in discussions with companies that are actively seeking new solutions for safety technology for the IV catheter market.”

Despite the prevalence of IV catheters with a safety feature currently in the marketplace, the latest device specific sharp object injury data revealed approximately one catheter needlestick per 125 census beds, which would equate to 5,000 to 6,000 annual injuries in hospital settings alone.1

1 "International Healthcare Worker Safety Center, University of Virginia. U.S. EPINet Needlestick and Sharps Injury Surveillance Network. Sharps Injury Data Report for 2007; 29 hospitals contributing data, 970 total injuries. Report available at: http://www.healthsystem.virginia.edu/internet/epinet/SOI/2007-NSI.pdf"

The cost for post-exposure testing and treatment is about $3,000, not to mention the personal and emotional ramifications to the healthcare worker.  The Federal Needlestick and Prevention Act included regulatory requirements and stimulated substantial market demand for safety needle technologies, but needlestick injuries have not been eliminated since its passage.

MedPro’s portfolio of sharps employs only “fully passive” safety technology, meaning that the healthcare worker does not need to consciously deploy the sharp’s safety system, nor undergo any new training to effectively deploy the system. The needle remains protected before, during, and after use.  The healthcare worker uses the MedPro safety sharp as she or he would any traditional sharp not equipped with a safety mechanism.  When the MedPro safety system deploys entirely on its own, the used sharp is unable to stick another person.

MedPro agreed to pay $5 million for the device, 50% in cash and 50% in MedPro stock, in eight equal installments.  The first installment is payable when MedPro finalizes financing for development and commercialization of the project, which would include construction of production lines and related expenses.  The balance becomes payable over seven quarters after MedPro confirms the technology meets certain design and patentability criteria. The MedPro stock will be valued at the average closing trading price during a ten day period immediately before the initial payment. In addition, a continuing royalty will be paid on unit sales.

About MedPro Safety Products, Inc.

Headquartered in Lexington, Kentucky, MedPro Safety Products, Inc. is a leading developer of safer medication delivery and blood collection systems.  The Company licenses, develops and manufactures transformational technologies marketed through its global medical device partners.  MedPro’s products address multiple product categories within the medical delivery (injection and infusion) and blood collection (blood collection sets and blood tube holders) markets.  These products are considered the most passively available on the market as they require little or no clinician training as compared to competitive products.  The total global market opportunity currently addressed by the Company is believed to be in excess of $6 billion.  For additional information, please refer to the ‘Investor Relations’ link on the Company’s website (http://www.medprosafety.com).

Safe Harbor Statement
This release includes forward-looking statements based upon current expectations of the management of MedPro Safety Products, Inc. that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward- looking statements as a result of a number of factors, including our ability to identify and acquire medical safety device safety technologies with product development potential; our ability to successfully develop and bring products to market, including obtaining regulatory approvals; our ability to successfully increase sales of our products; our ability to obtain additional financing on satisfactory terms; our ability to attract and retain qualified employees; and governmental regulation associated with the medical safety products industry. Words such as "anticipate," "estimate," "plan," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could," and similar expressions are used to identify forward-looking statements. We refer you to the more detailed discussion of risks and uncertainties under "Risk Factors" in our Annual Report on Form 10-K and our other reports on file with the Securities and Exchange Commission.

Contact Information:
Investor Contact:
Doug Sherk/Stacey Fisher/Mike Pollock
EVC Group
415-896-6820

Media Contact:
Steve DiMattia
EVC Group
646-201-5445